Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the First Quarter 2013

First Quarter 2013 Highlights

First quarter revenue totaled $24.8 million, a 26% increase over the same period in 2012

Five RIO® systems sold in the first quarter, increasing worldwide commercial installed base to 161 RIO systems and domestic commercial installed base to 156 RIO systems

2,988 MAKOplasty® procedures performed in the first quarter, a 30% increase over the same period in 2012

Six MAKOplasty Total Hip Arthroplasty (THA) applications sold in the first quarter, of which one was sold to an existing customer

As of March 31, 2013, 63% of worldwide commercial installed base is MAKOplasty THA enabled

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — May 7, 2013 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter ended March 31, 2013.

Recent Business Developments

RIO Systems – Five RIO systems were sold during the first quarter to domestic customers. These five RIO systems bring MAKO’s worldwide commercial installed base of RIO systems to 161 systems and domestic commercial installed base to 156 systems as of March 31, 2013. At the end of the quarter, MAKO had 154 MAKOplasty sites worldwide. In addition, the revenue associated with two previously deferred international commercial system sales was recognized in the first quarter as all revenue recognition criteria were satisfied. Six MAKOplasty THA applications were sold, five of which were sold with the domestic RIO systems sales during the quarter and one of which was sold as an upgrade to an existing customer with a knee-only commercial system. As of March 31, 2013, 102 RIO systems, or 63% of the worldwide commercial installed base, have the MAKOplasty THA application.

MAKOplasty Procedure Volume – During the first quarter, 2,988 MAKOplasty procedures were performed, of which 2,861 were performed at domestic sites. Of the 2,988 procedures, 467 were THA procedures. The 2,988 MAKOplasty procedures performed represent a 3% increase over the procedures performed in the fourth quarter of 2012 and a 30% increase over the procedures performed in the first quarter of 2012. The average monthly utilization per site was 6.6 procedures during the first quarter of 2013. Through March 31, 2013, approximately 26,000 procedures had been performed since the first procedure in June 2006.

Clinical Research and Marketing – At the 2013 American Academy of Orthopedic Surgeons in March 2013, Dr. Mark Blyth presented the initial results of the first 100 patients from the prospective, single center, randomized controlled trial (RCT) performed at the Glasgow Royal Infirmary with the University of Strathclyde. The RCT compares the MAKOplasty unicompartmental knee arthroplasty performed with MAKO’s RESTORIS MCK implants to manually placed Biomet Oxford® implants. MAKOplasty resulted in significantly lower post-operative pain from day one to eight weeks post-op and it took eight weeks for Oxford patients to reach the lower pain levels that MAKOplasty patients were already reporting after six days. MAKOplasty also demonstrated higher accuracy in all dimensions measured, with statistically significant differences in four of the six dimensions. Finally, a significantly higher percentage of MAKOplasty patients had “Excellent” American Knee Society Scores at three months.

Patent Infringement Actions – On April 16, 2013, MAKO agreed to settle all patent infringement actions against Stanmore Implants Worldwide Limited and affiliated entities. Under a confidential settlement agreement and an asset purchase agreement between the parties, in exchange for a cash payment to Stanmore, MAKO withdrew all legal actions against Stanmore and received Stanmore’s robotic business assets and related intellectual property, as well as Stanmore’s agreement to withdraw from robotics.

“The first quarter is typically a slower quarter for MAKO, and our first quarter results were in line with our expectations,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “The initial results of our programs designed to drive utilization and system sales are encouraging, and I remain confident in our outlook for 2013.”

2013 First Quarter Financial Review

Revenue was $24.8 million in the first quarter of 2013 compared to $19.6 million in the first quarter of 2012, representing a 26% increase. The increase in revenue was primarily attributable to the recognition of revenue of 2,988 MAKOplasty procedures performed, which represents a 30% increase over the procedures performed in the first quarter of 2012, and an increase in system revenue and service revenue.

Gross profit for the first quarter of 2013 was $18.3 million compared to a gross profit of $14.2 million in the same period in 2012. Gross margin for the first quarter of 2013 was 74%, consisting of a 75% margin on procedure revenue, a 63% margin on RIO system revenue and an 87% margin on service revenue.

Operating expenses were $27.2 million in the first quarter of 2013 compared to $25.9 million in the first quarter of 2012. The increase in operating expenses was primarily due to an increase in sales, marketing and operations costs associated with the commercialization of the RIO system, MAKOplasty applications and RESTORIS implant systems; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended March 31, 2013 was $9.6 million, or $(0.21) per basic and diluted share, based on average basic and diluted shares outstanding of 46.8 million. Included in net loss for the first quarter of 2013 was a non-cash and non-operating expense of $661,000 associated with the change in fair value of a derivative asset related to a credit facility agreement. This compares to a net loss for the same period in 2012 of $11.7 million, or $(0.28) per basic and diluted share, based on average basic and diluted shares outstanding of 41.7 million.

Cash, cash equivalents and available-for-sale investments were $71.0 million as of March 31, 2013 compared to $73.3 million as of December 31, 2012. As of March 31, 2013, no amounts have been drawn under the credit facility agreement with affiliates of Deerfield Management Company, L.P.

Outlook

MAKO’s 2013 annual guidance of 45 to 48 RIO systems sold and 13,500 to 14,500 MAKOplasty procedures performed remains unchanged.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its first quarter 2013 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 58873803. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO’s RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in general economic conditions and credit conditions, changes in the availability of capital and financing sources for our company and our customers, unanticipated changes in the timing of the sales cycle for MAKO’s products or the vetting process undertaken by prospective customers, changes in competitive conditions and prices in MAKO’s markets, changes in the relationship between supply of and demand for our products, fluctuations in costs and availability of raw materials, finished goods, and labor, changes in other significant operating expenses, slowdowns, delays, or inefficiencies in MAKO’s product research and development cycles, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current products, including initiating and communicating product actions or product recalls and meeting Medical Device Reporting requirements and other required reporting to the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, developments adversely affecting our potential sales activities outside the United States, increases in cost containment efforts by group purchasing organizations, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, unanticipated changes in reimbursement to our customers for our products, and the taxing of medical device companies, any unanticipated impact arising out of the securities class action or any other litigation, inquiry, or investigation brought against MAKO, loss of key management and other personnel or inability to attract such management and other personnel, increases in costs of retaining a direct sales force and building a distributor network, unanticipated issues related to, or unanticipated changes in or difficulties associated with, the recruitment of agents and distributors of our products, and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2012 filed on February 28, 2013. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Oxford® is a registered trademark of Biomet Orthopedics.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended March 31,
	2013	2012
Revenue:
Procedures	$14,836	$11,562
Systems	6,499	5,871
Service	3,474	2,206
Total revenue	24,809	19,639
Cost of revenue:
Procedures	3,667	2,657
Systems	2,431	2,448
Service	442	381
Total cost of revenue	6,540	5,486
Gross profit	18,269	14,153
Operating costs and expenses:
Selling, general and administrative (exclusive of depreciation and amortization)	20,138	19,376
Research and development (exclusive of depreciation and amortization)	5,013	4,854
Depreciation and amortization	2,046	1,686
Total operating costs and expenses	27,197	25,916
Loss from operations	(8,928)	(11,763)
Other income (expense), net	(677)	58
Loss before income taxes	(9,605)	(11,705)
Income tax expense	15	25
Net loss	$(9,620)	$(11,730)
Net loss per share - Basic and diluted	$(0.21)	$(0.28)
Weighted average common shares outstanding - Basic and diluted	46,804	41,694

Depreciation expense for certain property and equipment was reclassified from selling, general and administrative expense to depreciation and amortization expense in the prior period’s condensed statement of operations to conform to the current period’s presentation. This change in presentation only affects the components of operating costs and expenses and does not affect total operating costs and expenses, revenue, cost of revenue, net loss or cash flows.

Condensed Balance Sheets (unaudited) (in thousands)	March 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$41,469	$61,367
Short-term investments	28,393	11,899
Accounts receivable	15,111	22,389
Inventory	25,129	25,080
Deferred cost of revenue	759	967
Financing commitment asset	6,947	7,608
Prepaid and other current assets	2,453	1,972
Total current assets	120,261	131,282
Long-term investments	1,165	—
Cost method investment	4,181	4,181
Property and equipment, net	23,414	22,996
Intangible assets, net	5,229	5,657
Other assets	2,786	2,786
Total assets	$157,036	$166,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,509	$2,267
Accrued compensation and employee benefits	2,505	4,298
Other accrued liabilities	7,702	8,727
Deferred revenue	8,622	9,973
Total current liabilities	20,338	25,265
Deferred revenue, non-current	752	800
Total liabilities	21,090	26,065
Stockholders’ Equity:
Common stock	47	47
Additional paid-in capital	367,114	362,364
Accumulated deficit	(231,196)	(221,576)
Accumulated other comprehensive gain (loss)	(19)	2
Total stockholders’ equity	135,946	140,837
Total liabilities and stockholders’ equity	$157,036	$166,902

Condensed Statements of Cash Flows (unaudited) (in thousands)	Three Months Ended March 31,
	2013	2012
Operating activities:
Net loss	$(9,620)	$(11,730)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,759	1,378
Amortization of intangible assets	428	420
Stock-based compensation	2,938	2,721
Provision for inventory reserve	311	28
Amortization of premium on investment securities	51	128
Loss on asset impairment	265	249
Provision for doubtful accounts	117	45
Issuance of stock under development agreement	194	227
Non-cash changes under credit facility	661	—
Changes in operating assets and liabilities:
Accounts receivable	7,161	8,218
Inventory	(1,284)	(5,041)
Deferred cost of revenue	208	(230)
Prepaid and other current assets	(481)	(2,333)
Other assets	—	13
Accounts payable	(758)	1,344
Accrued compensation and employee benefits	(1,793)	(4,707)
Other accrued liabilities	(1,025)	(3,066)
Deferred revenue	(1,399)	443
Net cash used in operating activities	(2,267)	(11,893)
Investing activities:
Purchase of investments	(25,018)	(3,160)
Proceeds from sales and maturities of investments	7,287	10,186
Acquisition of property and equipment	(1,518)	(2,183)
Net cash provided by (used in) investing activities	(19,249)	4,843
Financing activities:
Proceeds from employee stock purchase plan	406	360
Exercise of common stock options and warrants for cash	1,270	2,026
Payment of payroll taxes relating to vesting of restricted stock	(58)	(81)
Net cash provided by financing activities	1,618	2,305
Net decrease in cash and cash equivalents	(19,898)	(4,745)
Cash and cash equivalents at beginning of period	61,367	13,438
Cash and cash equivalents at end of period	$41,469	$8,693

CONTACT:

Investors:

MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.